Exhibit 10.9

Agreement of Purchase and Sale

Voting Rights Agreement

This agreement of purchase and sale and voting rights agreement is entered into as of the 1st day of October 2003 by and between William W. Cimino, an individual residing at 578 W. Sagebrush Court, Louisville, CO 80027 (“Seller”) and Donald B. Wingerter, Jr., an Individual residing at 684 Humphrey Drive, Evergreen, CO 80439 (“Buyer”).

Seller owns 240 Membership Units (together the “Units” and each a “Unit”) in Sound Surgical Technologies LLC (“SST”), a Colorado limited liability company.

Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Units on the terms and conditions stated in this Agreement.

Buyer represents that he is an Accredited Investor as defined in Rule 501 of Regulation D under the federal Securities Act of 1933 because he is a natural person whose individual net worth exceeds $1,000,000 and he had individual income in excess of $200,000 in each of the two most recent years and has a reasonable expectation of reaching the same income level in the current year. Buyer represents that he is an Executive Officer of SST, the issuer of the Units, as “Executive Officer” and “Issuer” are defined in such Rule 501. Buyer acknowledges that Seller is relying on the accuracy of these representations, Jointly and severally, in executing this Agreement and that in the absence of both such representations or if Seller had reason to believe either such representation was not true and complete, Seller would not enter into this Agreement or carry out the sale contemplated in this Agreement.

Now, therefore, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Units on the following terms:

The purchase price of the Units is $1,100.00 per Unit. The total purchase price of $264,000.00 is payable by Buyer to Seller pursuant to the terms of that promissory note dated the date of this Agreement (the “Note”). Seller will execute and deliver to Buyer against delivery by Buyer to Seller of the Note an instrument in the form of Exhibit A attached to and incorporated in this Agreement transferring the Units to Buyer.

In consideration of the deferred payment of the purchase price for the Units provided for in the Note, Buyer agrees that with respect to any matter coming before the Members of the Company for action by vote of Membership Units, he will vote all Units subject to this Agreement that at the date of such vote have not been paid for in full in such manner as is directed by Seller by written notice delivered to Buyer at least one business day prior to the date of which such vote is to be taken or the last day on which votes on such matter may be recorded.

Seller represents and warrants that Seller has good and marketable title to the Units free and clear of any lien, charge or encumbrance and that each Unit is validly Issued, fully paid and nonassessable.

In witness whereof Seller and Buyer each have executed and delivered this agreement as of the date first written above.

Seller	Buyer

/s/ William W. Cimino	/s/ Donald B. Wingerter, Jr.
William W. Cimino	Donald B. Wingerter, Jr.

Exhibit A

To Agreement of Purchase and Sale

Instrument of Assignment and Sale

For and in consideration of the sum of $264,000.00, the sufficiency of which I hereby acknowledge, I hereby sell, assign and transfer to Donald B. Wingerter, Jr. all of my right, title and interest in, to and under 240 Membership Units in Sound Surgical Technologies LLC, a Colorado limited liability company.

In witness whereof, I have executed and delivered the foregoing instrument this 1st day of October 2003.

/s/ William W. Cimino
William W. Cimino